Exhibit 10.15

Transocean Partners LLC
Summary of Non-Employee Director Compensation

Effective Date:

On May 4, 2015, the Board of Directors (the "Board") of Transocean Partners LLC (the "Company") approved the compensation described herein to be paid to each non-employee director of the Board (a "Non-Employee Director") for his or her service on the Board for the term commencing with the 2015 annual meeting of the Company's unitholders and ending on the day immediately prior to the 2016 annual meeting of the Company's unitholders.

Equity Compensation:

Each Non-Employee Director received phantom units with a value equal to $75,000. The number of phantom units granted was determined by dividing $75,000 by the average of the high and low sales prices of the Company's common units over the 10-day period ending May 1, as reported by The New York Stock Exchange. The phantom units vest on the earlier of May 5, 2016 or the next regular annual meeting of the Company's unitholders following May 4, 2015, subject to the Non-Employee Director's continued membership on the Board as of such date.  Notwithstanding the foregoing, the phantom units will become fully vested upon the earlier occurrence of a change in control of the Company or the Non-Employee Directors' termination of service by reason of his or her death or disability.

Cash Compensation:

Annual Cash Retainer:	$75,000
Additional Annual Retainers – Committee Chairpersons:
Audit Committee	$15,000
Compensation Committee	$10,000
Conflicts Committee	$15,000

Travel Expense Reimbursement:

Each Non-Employee Director travelling from Asia or the Americas to attend Board and/or Board committee meetings shall receive a per diem compensation rate of $2,500 per travel event.